Exhibit 99.1

Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

Office Depot Announces Third Quarter 2018 Results

Delivered strong revenue growth and free cash flow generation; Drove organic sales increases in Business Solutions Division; Grew services revenues and expanded the distribution network

Third Quarter 2018 Highlights

•	Reported Sales of $2.9 Billion, Up 10%
o	Business Solutions Division (BSD) Sales Up 6%; Up 1% Organically
o	Service Revenues up 28% in BSD and up 11% in Retail Division(1)
o	Retail sales down 6%; down 5% adjusted for new revenue recognition standard
•	Operating Income of $105 Million Flat versus Prior Year, despite Disappointing Performance at CompuCom
•	Operating Cash Flow of $304 Million; $555 Million Year-to-Date
•	Free Cash Flow of $257 Million; $434 Million Year-to-Date
•	Ending Cash Balance of $925 Million
•	Raising 2018 Guidance and Issuing Guidance for 2019

Boca Raton, Fla., November 7, 2018 —  Office Depot, Inc. (“Office Depot,” or the “Company”) (NASDAQ: ODP), a leading omni-channel provider of business services and supplies, products and technology solutions, today announced results for the third quarter ended September 29, 2018.

Consolidated (in millions, except per share amounts)	3Q18	3Q17	YTD18	YTD17
Selected GAAP measures:
Sales	$2,887	$2,620	$8,345	$7,659
Sales change from prior year period	10%		9%
Operating income	$105	$105	$230	$272
Operating income margin	3.6%	4.0%	2.8%	3.6%
Net income from continuing operations	$60	$98	$113	$195
Diluted earnings per share from continuing operations	$0.11	$0.19	$0.20	$0.37
Operating Cash Flow (2)	$304	$293	$555	$408
Selected Non-GAAP measures: (3)
Adjusted EBITDA (4)	$172	$167	$429	$465
Adjusted operating income	$120	$128	$276	$341
Adjusted operating income margin	4.2%	4.9%	3.3%	4.5%
Adjusted net earnings per share from continuing operations (most dilutive)	$0.13	$0.14	$0.26	$0.37
Free Cash Flow (2) (5)	$257	$256	$434	$316

(1)	Prior period results adjusted for new revenue recognition standard.
(2)	Both Operating Cash Flow and Free Cash Flow are for continuing operations.

(3)

Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

(4)	Year-to-date 2018 Adjusted EBITDA includes a $4 million reduction related to a reclassification from the first quarter 2018.
(5)

As used throughout this release, Free Cash Flow is defined as cash flows from operating activities of continuing operations less capital expenditures. Free cash flow is a non-GAAP measure and reconciliations from GAAP financial measures can be found in this release.

“We’re making excellent progress on our strategy and we have again delivered strong top line growth and generated significant free cash flow,” said Gerry Smith, chief executive officer of Office Depot. “A primary focus during this phase of our transformation is to recapture top-line sales growth and strengthen our core, and I’m pleased to report that our Business Solutions Division delivered their best quarter in over a decade, with sales up 6% in total including recent acquisitions, and most importantly, up 1% organically. The investments that we are making in building our services capabilities are also continuing to pay off as service revenues again grew double digits in both our BSD and Retail divisions. Overall, we are making great progress on our transformation and remain confident that we have the right strategy in place to drive sustainable, profitable growth in the future.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the third quarter 2018 were $2.9 billion compared to $2.6 billion in the third quarter of 2017, an increase of 10.2%. Product sales in the third quarter were up 1.1%, while service revenues grew 123.7%, driven primarily by the service revenues contributed by the CompuCom acquisition. Service revenue excluding the CompuCom division and revenue recognition impacts, grew 17% in the third quarter. On a reported basis, services revenue represented approximately 15% of total Company sales, up from 7% of total Company sales in the prior year.

Sales Breakdown (in millions)	3Q18	3Q17	YTD18	YTD17
Product sales	$2,453	$2,426	$7,072	$7,053
Sales change from prior year	1%		0%
Service revenues	$434	$194	$1,273	$606
Sales change from prior year	124%		110%
Total sales	$2,887	$2,620	$8,345	$7,659

In the third quarter 2018, Office Depot reported operating income of $105 million, flat with the prior year period. Net income from continuing operations was $60 million, or $0.11 per share, compared to $98 million and $0.19 per share in the third quarter of 2017. The third quarter 2017 net income results included a benefit from a deferred tax asset positively impacting the prior year periods results. This benefit, along with higher net interest expense associated with the CompuCom acquisition, were the primary drivers of the decrease in net income year-over-year.

For the year-to-date 2018 period, Office Depot reported operating income of $230 million compared to an operating income of $272 million for year-to-date 2017. Net income from continuing operations for year-to-date 2018 was $113 million, or $0.20 per share, compared to net income from continuing operations of $195 million, or $0.37 per diluted share, for year-to-date 2017.

Adjusted (non-GAAP) Results (6)

Adjusted results for the third quarter 2018 exclude charges and credits totaling $14 million, which were comprised of $11 million in merger, acquisition and integration-related expenses, and $3 million in restructuring and other charges, as well as the after-tax impact of these items.

•

Adjusted EBITDA, a primary measure in which the company measures operating performance, for the third quarter 2018 was $172 million compared to $167 million in the prior year period. Higher depreciation and amortization expense in the current quarter related to acquisitions contributed to the increase.

•

Third quarter 2018 adjusted operating income was $120 million compared to an adjusted operating income of $128 million in the third quarter of 2017. These amounts include a negative impact for the recent change in pension accounting standards of $3 million in the third quarter of 2018 compared to the third quarter of 2017.

•

Third quarter 2018 adjusted net income from continuing operations was $71 million, or $0.13 per diluted share, compared to an adjusted net income from continuing operations of $74 million, or $0.14 per diluted share, in the third quarter of 2017. The aforementioned tax benefit in the prior year period and higher net interest expense associated with the CompuCom acquisition were the primary drivers of the decrease.

(6) Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

Third Quarter Division Results

Business Solutions Division

Business Solutions Division reported sales were $1.4 billion in the third quarter of 2018, up 6% compared to the third quarter of 2017. The year-over-year increase reflects the impact of acquisitions and eCommerce growth. Without the impact of acquisitions, sales were up approximately 1% compared with the prior year. The improvement was primarily driven by growth in adjacency products, core supplies, and services. Product sales in the third quarter 2018 increased 5%, while services revenue increased 28% compared to the prior year period.

Business Solutions Division (in millions)	3Q18	3Q17	YTD18	YTD17
Sales	$1,364	$1,288	$3,990	$3,851
Sales change from prior year	6%		4%
Division operating income	$67	$71	$189	$193
Division operating income margin	4.9%	5.5%	4.7%	5.0%

Business Solutions Division operating income was $67 million in the third quarter of 2018 compared to $71 million in the third quarter of 2017. The decrease in operating income versus the prior year was primarily driven by higher SG&A expenses partially offset by higher gross margin. The total SG&A dollar amount was higher as a result of recent acquisitions and investments made in demand generation activities and to enhance the eCommerce platform. The acquired companies generally have similar operating margins as compared to our core business, despite slightly higher percentage of SG&A in their business models.

Retail Division

The Retail Division reported sales of $1.3 billion in the third quarter 2018, down 6% versus the prior year period. Planned store closures and an approximately $8 million negative impact to revenue resulting from the adoption of the new revenue recognition standard contributed to the reported decline. Sales were down 5% excluding the change in revenue recognition. Product sales in the quarter declined 7%, while services revenue increased 11% compared to the prior year period, primarily due to fewer transactions in the quarter.

Retail Division (in millions)	3Q18	3Q17	YTD18	YTD17
Sales	$1,254	$1,329	$3,551	$3,799
Comparable store sales change from prior year	(5)%		(4)%
Division operating income	$70	$82	$165	$214
Division operating income margin	5.6%	6.2%	4.6%	5.6%

Retail Division operating income was $70 million in the third quarter of 2018, compared to $82 million in the third quarter of 2017. The decrease in operating income versus the prior year was due to deleveraging related to store closures, lower volume sales, and investments in additional service delivery capabilities adversely impacting gross profit and SG&A as a percentage of sales.

During the third quarter of 2018, the Company closed 2 stores and ended the quarter with a total of 1,372 stores in the Retail Division.

CompuCom Division

CompuCom Division results are only included in total Company results for the third quarter of 2018, as this business was not part of Office Depot in the prior year period. However, unaudited adjusted historical results for the third quarter of 2017 have been presented for reference. CompuCom Division reported sales were $268 million in the third quarter of 2018, down 4% versus sales of $280 million in the prior year historical period, primarily related to lower sales from one of the divisions largest customers, which is currently experiencing a significant reorganization of its business. Excluding this customer’s impact, sales were approximately flat to the prior year period.

CompuCom Division (in millions)	3Q18	3Q17	YTD18	YTD17
		Historical (7)		Historical (7)
Sales	$268	$280	$803	$809
Sales change from prior year	(4)%		(1)%
Division operating income	$1	$13	$12	$35
Division operating income margin	0.4%	4.6%	1.5%	4.3%

CompuCom Division operating income was $1 million in the third quarter of 2018 versus historical operating income of $13 million in the third quarter 2017. Operating income was down versus the prior year primarily due to lower sales from a large customer experiencing a significant reorganization of its business, higher expenses associated with onboarding new customers, lower gross margin on product sales mix, and expenses related to growth initiatives. These growth initiatives contributed to a 57% increase in service order wins in the third quarter 2018 versus the same period last year, representing the fifth consecutive quarter of year-over-year service order increases.

“CompuCom’s unique capabilities are a competitive differentiator allowing us to grow our services business and to attract new customers and distribution partners,” said Gerry Smith.  “We are already seeing successes in cross-selling opportunities and we are scaling CompuCom’s capabilities to position us to address the SMB market and further grow our services business. Although we have made significant progress in many key strategic areas, CompuCom’s operating results for the quarter are disappointing and we are taking several actions to improve their profitability. These actions include a completed reorganization to better align with customer needs, streamlining operations and realigning our sales organization under a new sales leader. We expect that these and other actions will have a positive impact on CompuCom’s performance over the next several quarters,” he added.

(7)

The CompuCom unaudited adjusted historical results for the third quarter of 2017 reflect information prepared prior to our acquisition and have not been subject to audit or the Company’s internal control processes. Results have been adjusted for historical restructuring and acquisition costs and have been presented for reference purposes only. The results for 2017 may not be comparable to current year results nor indicative of the results of future operations of the CompuCom Division or the results that would have been attained had the acquisition been completed on January 1, 2017.

Corporate and Other

Corporate includes support staff services and certain other expenses that are not allocated to the Company’s operating divisions. Unallocated expenses decreased to $18 million in the third quarter of 2018 compared to $24 million in the third quarter of 2017, primarily due to focused cost reductions and a tax incentive received in the quarter, more than offsetting an increase in incentive-based compensation.

The Company’s “Other” segment, which contains the retained sourcing and trading operations in Asia and the elimination of intersegment revenues, had no material contribution to sales or operating income in the third quarter of 2018.

Balance Sheet and Cash Flow

As of September 29, 2018, Office Depot had total available liquidity of $1.9 billion consisting of $925 million in cash and cash equivalents and $990 million available under the Amended and Restated Credit Agreement. Total debt was $979 million, excluding $759 million of non-recourse debt related to the credit-enhanced timber installment notes.

For the third quarter 2018, cash provided by operating activities of continuing operations was $304 million, including the impact of $2 million in OfficeMax merger–related costs, $11 million in acquisition and integration-related costs and $5 million in restructuring costs, compared to $293 million in the third quarter of the prior year.

Capital expenditures in the quarter were $47 million versus $37 million in the prior year, reflecting increased investments in our service platform and capabilities. Accordingly, Free Cash Flow from continuing operations was $257 million in the third quarter 2018. For the year-to-date 2018 period, cash provided by operating activities was $555 million with $121 million of capital expenditures for Free Cash Flow from continuing operations of $434 million.

During the third quarter 2018, the Company paid a quarterly cash dividend of $0.025 per share on September 14, 2018 for approximately $14 million and made a $18 million scheduled debt repayment on the 2022 Term Loan. In addition, Office Depot repurchased approximately 5 million shares at a total cost of $14 million in the third quarter of 2018. The Company also invested $34 million in the quarter through acquisitions to expand its BSD distribution network and its customer base.

Raising 2018 Guidance (8)

“Throughout the year, we’ve made excellent progress to reverse historic trends and regain traction in sales growth, beating on all key measures versus the original guidance we set at the beginning of the year,” said Smith.  “Our incremental top-line revenue growth this year has been driven by organic sales increases in our BSD division and improving sales trends in our retail division. For 2018, we now expect to exceed our guidance for total sales, as well as reaffirm our guidance for adjusted operating income. Also, our operational discipline and focus on working capital initiatives have enabled us to generate $434 million in Free Cash Flow year to date, surpassing our guidance for the year.  We now expect to approximate $450 million in Free Cash Flow by year end.  We are also providing guidance for 2018 Adjusted EBITDA, an operating metric we watch closely and a measure our investors frequently request,” he added.

FY 2018 Guidance	Previous FY 2018 Guidance	Revised FY 2018 Guidance
Sales	~$10.8 billion	~$11.0 billion
Adjusted EBITDA		~$560 million
Adjusted Operating Income	~$360 million	~$360 million
Free Cash Flow	~$350 million	~$450 million

2019 Guidance(8)

Consistent with the long-term outlook provided at its Investor Day meeting earlier this year, the company is issuing the following guidance for full year 2019.

FY 2019 Guidance
Sales	~$11.1 billion
Adjusted EBITDA	~$575 million
Adjusted Operating Income	~$375 million
Free Cash Flow	~$350 million

This guidance considers improving sales trends in its BSD and Retail divisions, as well as stabilizing sales trends at its CompuCom division. Additionally, this guidance includes targeted initiatives aimed at addressing increased cost pressures, improved operating results at its CompuCom division, and a continued focus on meaningful free cash flow generation.

(8)

The Company’s outlook for 2018 and 2019 included in this release is for continuing operations only and includes non-GAAP measures, such as adjusted EBITDA, adjusted operating income, and free cash flow.  These measures exclude charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent GAAP measures or reconciliations from GAAP to non-GAAP for these financial measures.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions through its fully integrated omni-channel platform of approximately 1,400 stores, online presence, and dedicated sales professionals and technicians to small, medium and enterprise businesses. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2018

Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risk that Office Depot is unable to transform the business into a service-driven company or that such a strategy will result in the benefits anticipated; the risk that Office Depot may not be able to realize the anticipated benefits of the CompuCom transaction due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; impact of weather events on Office Depot’s business; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from the disposition of the international operations; fluctuations in currency exchange rates; unanticipated downturns in business relationships with customers or terms with the Company’s suppliers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws, tariffs, policies and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Sales:
Products	$2,453	$2,426	$7,072	$7,053
Services	434	194	1,273	606
Total sales	2,887	2,620	8,345	7,659
Cost of goods and occupancy costs:
Products	1,906	1,877	5,534	5,461
Services	295	110	862	344
Total cost of goods and occupancy costs	2,201	1,987	6,396	5,805
Gross profit	686	633	1,949	1,854
Selling, general and administrative expenses	567	506	1,674	1,519
Asset impairments	—	—	—	1
Merger and restructuring expenses, net	14	22	45	62
Operating income	105	105	230	272
Other income (expense):
Interest income	7	6	18	17
Interest expense	(31)	(13)	(91)	(39)
Other income, net	4	2	11	8
Income from continuing operations before income taxes	85	100	168	258
Income tax expense	25	2	55	63
Net income from continuing operations	60	98	113	195
Discontinued operations, net of tax	—	(6)	5	38
Net income	$60	$92	$118	$233
Basic earnings per common share
Continuing operations	$0.11	$0.19	$0.20	$0.38
Discontinued operations	—	(0.01)	0.01	0.07
Net basic earnings per common share	$0.11	$0.18	$0.21	$0.45
Diluted earnings per common share
Continuing operations	$0.11	$0.19	$0.20	$0.37
Discontinued operations	—	(0.01)	0.01	0.07
Net diluted earnings per common share	$0.11	$0.18	$0.21	$0.44

Dividends per common share	$0.025	$0.025	$0.075	$0.075

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	September 29,	December 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$925	$622
Receivables, net	950	931
Inventories	1,023	1,093
Prepaid expenses and other current assets	112	86
Current assets of discontinued operations	—	139
Total current assets	3,010	2,871
Property and equipment, net	744	725
Goodwill	908	851
Other intangible assets, net	434	448
Timber notes receivable	847	863
Deferred income taxes	272	305
Other assets	257	260
Total assets	$6,472	$6,323
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,085	$892
Accrued expenses and other current liabilities	1,048	986
Income taxes payable	3	5
Short-term borrowings and current maturities of long-term debt	92	96
Current liabilities of discontinued operations	—	67
Total current liabilities	2,228	2,046
Deferred income taxes and other long-term liabilities	318	336
Pension and postretirement obligations, net	83	91
Long-term debt, net of current maturities	887	936
Non-recourse debt	759	776
Total liabilities	4,275	4,185
Commitments and contingencies
Redeemable noncontrolling interest	—	18
Stockholders' equity:
Common stock — authorized 800,000,000 shares of $0.01 par value; issued shares — 614,128,907 at September 29, 2018 and 610,353,994 at December 30, 2017; outstanding shares — 549,648,104 at September 29, 2018 and 553,984,357 at December 30, 2017	6	6
Additional paid-in capital	2,684	2,711
Accumulated other comprehensive loss	(65)	(78)
Accumulated deficit	(160)	(273)
Treasury stock, at cost — 64,480,803 shares at September 29, 2018 and 56,369,637 shares at December 30, 2017	(268)	(246)
Total stockholders' equity	2,197	2,120
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$6,472	$6,323

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	39 Weeks Ended
	September 29,	September 30,
	2018	2017
Cash flows from operating activities of continuing operations:
Net income	$118	$233
Income from discontinued operations, net of tax	5	38
Net income from continuing operations	113	195
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	142	116
Amortization of debt discount and issuance costs	7	1
Charges for losses on inventories and receivables	30	51
Asset impairments	—	1
Compensation expense for share-based payments	19	24
Deferred income taxes and deferred tax asset valuation allowances	44	36
Changes in working capital and other	200	(16)
Net cash provided by operating activities of continuing operations	555	408
Cash flows from investing activities of continuing operations:
Capital expenditures	(121)	(92)
Purchase of leased head office facility	—	(42)
Businesses acquired, net of cash acquired	(64)	(24)
Proceeds from disposition of assets	—	28
Other investing activities	4	4
Net cash used in investing activities of continuing operations	(181)	(126)
Cash flows from financing activities of continuing operations:
Net payments on long and short-term borrowings	(74)	(17)
Cash dividends on common stock	(42)	(39)
Share purchases for taxes, net of proceeds from employee share-based transactions	(4)	(17)
Repurchase of common stock for treasury	(22)	(34)
Payment to extinguish capital lease obligation	—	(92)
Acquisition of non-controlling interest	(18)	—
Other financing activities	1
Net cash used in financing activities of continuing operations	(159)	(199)
Cash flows from discontinued operations:
Operating activities of discontinued operations	11	10
Investing activities of discontinued operations	66	(76)
Financing activities of discontinued operations	—	(8)
Net cash provided by (used in) discontinued operations	77	(74)
Effect of exchange rate changes on cash and cash equivalents	(4)	8
Net increase in cash and cash equivalents	288	17
Cash, cash equivalents and restricted cash at beginning of period	639	807
Cash, cash equivalents and restricted cash at end of period-total	927	824
Cash and cash equivalents of discontinued operations	—	(36)
Cash, cash equivalents and restricted cash at end of the period-continuing operations	$927	$788

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

The Company’s outlook for 2018 and 2019 includes adjusted EBITDA, adjusted operating income, and free cash flow.  These measures exclude charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide a reconciliation to an equivalent net income, operating income or operating cash flow outlook for 2018 and 2019.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities of continuing operations less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network.

(In millions, except per share amounts)

Q3 2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$567	19.6%	$—	$567		19.6%
Assets impairments	$—	—%	$—	$—		—%
Merger, restructuring, and other operating expenses, net	$14	0.5%	$14	$—		—%
Operating income	$105	3.6%	$(14)	$120	(10)	4.2%
Income tax expense	$25	0.9%	$(3)	$28	(11)	1.0%
Net income from continuing operations	$60	2.1%	$(11)	$71	(13)	2.5%
Earnings per share continuing operations (most dilutive)	$0.11		$(0.02)	$0.13	(13)

Q3 2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$506	19.3%	$1	$505	(9)	19.3%
Assets impairments	$—	—%	$—	$—		—%
Merger, restructuring, and other operating expenses, net	$22	0.8%	$22	$—		—%
Operating income	$105	4.0%	$(23)	$128	(10)	4.9%
Income tax expense (12)	$2	0.1%	$(48)	$50	(11)	1.9%
Net income from continuing operations	$98	3.7%	$25	$74	(13)	2.8%
Earnings per share continuing operations (most dilutive)	$0.19		$0.05	$0.14	(13)

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

YTD 2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$1,674	20.1%	$—	$1,674		20.1%
Assets impairments	$—	—%	$—	$—		—%
Merger, restructuring, and other operating expenses, net	$45	0.5%	$45	$—		—%
Operating income	$230	2.8%	$(45)	$276	(10)	3.3%
Income tax expense	$55	0.7%	$(12)	$67	(11)	0.8%
Net income from continuing operations	$113	1.4%	$(33)	$147	(13)	1.8%
Earnings per share continuing operations (most dilutive)	$0.20		$(0.06)	$0.26	(13)

YTD 2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$1,519	19.8%	$6	$1,513	(9)	19.8%
Assets impairments	$1	0.0%	$1	$—		—%
Merger, restructuring, and other operating expenses, net	$62	0.8%	$62	$—		—%
Operating income	$272	3.6%	$(69)	$341	(10)	4.5%
Income tax expense (12)	$63	0.8%	$(67)	$130	(11)	1.7%
Net income from continuing operations	$195	2.5%	$(2)	$196	(13)	2.6%
Earnings per share continuing operations (most dilutive)	$0.37		$—	$0.37	(13)

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 30,	September 29,	September 30,
Adjusted EBITDA:	2018	2017	2018	2017
Net income	$60	$92	$118	$233
Discontinued operations, net of tax	—	6	(5)	(38)
Net income from continuing operations	60	98	113	195
Income tax expense	25	2	55	63
Income from continuing operations before income taxes	85	100	168	258
Add (subtract)
Interest income	(7)	(6)	(18)	(17)
Interest expense	31	13	91	39
Depreciation and amortization	48	37	142	116
Charges and credits, pretax (14)	14	23	45	69
Adjusted EBITDA	$172	$167	$429	$465

Amounts may not foot due to rounding

(9)	Adjusted selling, general and administrative expenses for the third quarter and year-to-date 2017 exclude charges for executive transition costs of $1 million and $6 million, respectively.
(10)	Adjusted operating income for all periods presented herein excludes merger, restructuring and other operating expense, net, asset impairments (if any) and executive transition costs (if any).
(11)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 30,	September 29,	September 30,
Free cash flow	2018	2017	2018	2017
Net cash provided by operating activities of continuing operations	$304	$293	$555	$408
Capital expenditures	(47)	(37)	(121)	(92)
Free cash flow	$257	$256	$434	$316

Amounts may not foot due to rounding

(12)

The company has released a majority of its deferred tax asset valuation allowances in the U.S. for GAAP purposes. The non-GAAP tax calculation removed the U.S. valuation allowances in the third quarter and year-to-date 2017 because of the cumulative income on a non-GAAP basis.

(13)

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations (most dilutive) for all periods presented exclude merger, restructuring and other operating expenses, net, asset impairments (if any), executive transition costs (if any) and exclude the tax effect of the charges or credits not indicative of core operations.

(14)	Charges and credits, pretax for all periods presented include merger, restructuring and other operating expense, net, asset impairments (if any) and executive transition costs (if any).

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q3	YTD
	2018	2018
Retail Division:
Stores opened	—	—
Stores closed	2	6
Total retail stores (U.S.)	1,372	—
Total square footage (in millions)	30.7	—
Average square footage per store (in thousands)	22.4	—